Exhibit 99.1

FOR:	OMNIVISION TECHNOLOGIES, INC.

CONTACT:	Peter V. Leigh
(408) 542-3188

Steven Horwitz
(408) 542-3263
For Immediate Release
OMNIVISION REPORTS RECORD
FINANCIAL RESULTS FOR FISCAL THIRD QUARTER 2006
~ Company Posts Revenue of $137.3 Million ~
Sunnyvale, California (March 1, 2006) — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the third quarter of fiscal 2006 which ended January 31, 2006.
Revenue for the third quarter was a record $137.3 million, up from $126.8 million in the second quarter of fiscal 2006, and $101.8 million in the third quarter of fiscal 2005. Net income in the third quarter was $29.6 million, or $0.53 per diluted share, compared to net income of $22.6 million, or $0.41 per diluted share, in the second quarter, and net income of $21.1 million, or $0.33 per diluted share, in the prior-year period.
Revenue for the first nine months of fiscal 2006 was $360.1 million, compared to $285.1 million for the same period in fiscal 2005. Net income for the first nine months of fiscal 2006 was $66.6 million, or $1.18 per diluted share, compared to net income of $58.7 million, or $0.94 per diluted share, for the same period in fiscal 2005.
Growth was particularly strong in the mobile handset market, which accounted for slightly more than 75% of OmniVision’s revenues in the quarter. The entire range of the Company’s image sensors designed specifically for camera phone applications benefited from the overall strength of this market.
OmniVision’s advanced products business continued to reach new milestones. Beginning in the third quarter, the Company increased its shipments to multiple leading toy and video game console vendors. OmniVision also began shipping to top-tier automotive parts suppliers, reaching a new market that the Company anticipates will continue to grow through 2006 and beyond.
Gross margin for the third quarter was 40.3% compared to 36.1% last quarter. The improvement in gross margin was the result of favorable product mix and improved production yields. The Company booked additional provisions for excess and obsolete inventory of approximately $5.2 million during the quarter. Revenue from the sale of previously reserved inventory was $2.2 million.
The Company ended the period with cash and short-term investments totaling $317.0 million.
“We are pleased to report that OmniVision delivered another quarter of revenue and earnings growth,” said Shaw Hong, OmniVision’s president and chief executive officer. “Favorable market conditions, especially in mobile handsets, helped the Company leverage its operating model to achieve strong earnings growth.”
“Looking ahead, we believe that our recent significant design wins will provide additional opportunities for OmniVision in the second half of 2006. Beginning in the July quarter, our new 2 megapixel sensor will begin shipping in volume to large handset accounts will begin to ramp and we anticipate significant demand for our ultra thin VGA and our 1.3 megapixel sensors,” concluded Mr. Hong.
Outlook
Based on current trends, the Company expects fiscal fourth quarter 2006 revenue will be in the range of $120-$130 million and diluted earnings will be in the range of $0.35-$0.40 per share.
Conference Call
OmniVision Technologies will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. This conference call may be accessed by dialing 800-591-6923 or 617-614-4907 and indicating passcode 24280918. The call can be accessed via a webcast at www.ovt.com.
A replay of the call will be available approximately one hour after the call and last for seven days. To access this replay, dial 617-801-6888 and enter passcode 99441035. A Web replay will be available for approximately 90 days at www.ovt.com.
About OmniVision
OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.
OmniVision, CameraChip, and OmniPixel are trademarks of OmniVision Technologies, Inc.
Safe Harbor Statement
Certain statements in this press release, including statements relating to the Company’s expectations regarding revenue and diluted earnings per share for the quarter ending April 30, 2006, the future growth of the automotive image sensor market, our optimism regarding future opportunities, and the anticipated distribution and demand for our products are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-

looking statements are based on management’s current expectations, and important factors could cause actual results to differ materially from those in the forward-looking statements. These important factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, digital still cameras and automobile manufacturers; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K, and its most recent quarterly report filed on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31,	April 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$220,501	$204,057
Short-term investments	96,451	90,658
Accounts receivable, net	76,462	59,740
Inventories	62,542	58,429
Refundable and deferred income taxes	5,373	5,402
Prepaid expenses and other current assets	7,509	2,542

Total current assets	468,838	420,828

Property, plant and equipment, net	35,437	19,342
Long-term investments	17,738	6,814
Goodwill	4,892	4,892
Intangibles, net	28,161	26,414
Other non-current assets	3,027	1,543

Total assets	$558,093	$479,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	53,724	26,081
Accrued expenses and other current liabilities	18,444	14,196
Accrued income taxes payable	46,373	32,313
Deferred income	14,810	5,483

Total current liabilities	133,351	78,073

Long-term liabilities:
Deferred tax liabilities	7,932	9,347

Total long-term liabilities	7,932	9,347

Total liabilities	141,283	87,420

Minority interest	28,096	2,315

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 58,679 issued and 52,809 outstanding at January 31, 2006 and 57,634 shares issued and outstanding at April 30, 2005, respectively	59	58
Additional paid-in capital	273,750	263,102
Accumulated other comprehensive income (loss)	895	(25)
Treasury stock, 5,870 shares at January 31, 2006 and zero shares at April 30, 2005	(79,568)	—
Retained earnings	193,578	126,963

Total stockholders’ equity	388,714	390,098

Total liabilities and stockholders’ equity	$558,093	$479,833

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
Revenue	$137,283	$101,833	$360,097	$285,076
Cost of goods sold	81,922	60,370	226,984	165,651

Gross profit	55,361	41,463	133,113	119,425

Operating expenses:
Research and development	10,481	6,316	28,893	18,169
Selling, general and administrative	9,238	7,100	25,075	21,820

Total operating expenses	19,719	13,416	53,968	39,989

Income from operations	35,642	28,047	79,145	79,436
Interest income (expense), net	2,292	1,190	6,345	2,749
Other income (loss), net	1,197	44	1,256	(617)

Income before income taxes and minority interest	39,131	29,281	86,746	81,568
Provision for income taxes	7,826	8,198	17,349	22,839
Minority interest	1,669	—	2,782	—

Net income	$29,636	$21,083	$66,615	$58,729

Net income per share:
Basic	$0.56	$0.37	$1.22	$1.04

Diluted	$0.53	$0.33	$1.18	$0.94

Shares used in computing net income per share:
Basic	52,576	56,710	54,515	56,501

Diluted	55,547	63,457	56,643	62,556